Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS

AND CONFIRMS ANNUAL EARNINGS GUIDANCE RANGE

Q1 2026 Highlights:

•
Net sales increased 6%, driven by strong maintenance product sales and improvement in discretionary categories
•
Gross margin of 29.0%, down 20 bps year-over-year, driven by increased early buy activity and seasonal mix in the first quarter
•
Operating income increased 7% to $82.6 million; operating margin expanded 10 bps to 7.3%
•
Diluted EPS of $1.45, an increase of 2%, or an increase of 8% without ASU 2016-09 tax benefits
•
Confirms annual earnings guidance range of $10.87 - $11.17 per diluted share, including the Q1 2026 ASU 2016-09 tax benefit of $0.02

______________________

COVINGTON, LA. (April 23, 2026) – Pool Corporation (Nasdaq: POOL) today reported results for the first quarter of 2026.

“We are off to a solid start in 2026, with net sales up 6% and operating income growing 7% year-over-year. Maintenance demand remained resilient, and we saw continued, though still gradual, recovery in discretionary categories. Gross margin reflected the typical first quarter seasonal mix, with strong equipment and customer early buy sales partially offset by our pricing and supply chain initiatives. Our greenfield investments are contributing to growth, and we are beginning to see operating expense leverage as those locations mature. We remain confident in our strategy and our ability to drive profitable growth,” said Peter D. Arvan, president and CEO.

First quarter ended March 31, 2026 compared to the first quarter ended March 31, 2025

Net sales increased 6% to $1.1 billion in the first quarter of 2026. Our growth during the quarter was driven by solid demand for maintenance products, strong equipment sales and some continued improvement in discretionary categories, including building materials. Year-over-year sales growth benefited from price increases enacted last year and a combined contribution of approximately 1% from a higher concentration of customer early buys and favorable currency exchange rates.

Gross profit increased $17.5 million. Gross margin decreased 20 basis points to 29.0% from 29.2% in the same period of 2025, driven by product mix with a higher proportion of equipment sales in the first quarter of 2026. Additionally, consistent with normal seasonal patterns in the first quarter, gross margin in the first quarter of 2026 was impacted by a higher proportion of customer early buy purchases, which typically yield lower margins relative to our overall sales mix. Benefits from our ongoing pricing and supply chain optimization initiatives partially offset this activity.

Selling and administrative expenses (operating expenses) increased 5% to $247.3 million compared to $234.8 million in the same period in 2025, reflecting increased facility costs and wages for greenfield locations opened after the first quarter of last year, technology spend and inflationary cost increases. We expect that our year-over-year expense growth rate will moderate as we focus on operational efficiencies and lap prior year business investments.

Operating income increased 7% to $82.6 million compared to $77.5 million in the same period last year, and operating margin expanded 10 basis points to 7.3%.

Net income was $53.2 million, reflecting higher interest expense from borrowings to fund increased share repurchases and a smaller tax benefit from ASU 2016-09 (discussed below), compared to $53.5 million in the first quarter of 2025.

Earnings per diluted share increased 2% to $1.45 compared to $1.42 in the same period of 2025. We recorded a $0.8 million, or $0.02 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in 2026 compared to a $3.8 million, or $0.10 per diluted share, tax benefit in 2025. Adjusting for the impact from ASU 2016-09 in both periods, earnings per diluted share increased 8% to $1.43 compared to $1.32 in 2025.

Balance Sheet and Liquidity

Our inventory balance increased 14% to $1.7 billion at March 31, 2026 compared to $1.5 billion at March 31, 2025, reflecting higher purchases to support service levels and a broader product range to better serve our customers ahead of the swimming pool season. Our inventory balance also reflects inflationary increases and an increase from new and acquired sales centers over the past twelve months. Total debt outstanding increased $222.6 million to $1.2 billion at March 31, 2026, which primarily helped to fund open market share repurchases of $349.0 million over the past twelve months.

Net cash provided by operations was $25.7 million in the first three months of 2026 compared to $27.2 million in the first three months of 2025.

Outlook

“We remain confident in our full-year 2026 earnings guidance of $10.87 to $11.17 per diluted share, which includes the impact of year-to-date tax benefits of $0.02. As we move into peak pool season, our focus remains where it has been for over 30 years: serving the outdoor living industry with the discipline that has defined this company through every cycle, continuously advanced by our ongoing investment in our people, technology and operating capabilities. Our 455 sales centers, continued POOL360 adoption and deep vendor partnerships reflect the compounding advantages of a network built over decades. We continue to compete on service, availability and partnership while allocating capital thoughtfully to best serve our customers and shareholders,” said Arvan.

Non-GAAP Financial Measures

This press release refers to our adjusted diluted EPS, and from time to time, we also reference our adjusted EBITDA when communicating with investors. Both of these are non-GAAP measures. See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of March 31, 2026, POOLCORP operated 455 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” “outlook,” and other words and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com

POOL CORPORATION

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Net sales	$1,138,014	$1,071,526
Cost of sales	808,144	759,157
Gross profit	329,870	312,369
Percent	29.0%	29.2%

Selling and administrative expenses	247,260	234,831
Operating income	82,610	77,538
Percent	7.3%	7.2%

Interest and other non-operating expenses, net	12,366	11,164
Income before income taxes and equity in earnings	70,244	66,374
Provision for income taxes	16,980	12,883
Equity in (loss) earnings of unconsolidated investments, net	(35)	54
Net income	$53,229	$53,545

Earnings per share attributable to common stockholders: (1)
Basic	$1.46	$1.42
Diluted	$1.45	$1.42
Weighted average common shares outstanding:
Basic	36,362	37,460
Diluted	36,438	37,630

Cash dividends declared per common share	$1.25	$1.20

(1)
Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $52.9 million and $53.3 million for the three months ended March 31, 2026 and March 31, 2025, respectively. Participating securities excluded from weighted average common shares outstanding were 186,000 and 184,000 for the three months ended March 31, 2026 and March 31, 2025, respectively.

POOL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	March 31,	Change
	2026	2025	$	%

Assets
Current assets:
Cash and cash equivalents	$64,458	$71,644	$(7,186)	(10)%
Receivables, net (1)	159,166	146,209	12,957	9
Receivables pledged under receivables facility	400,614	350,867	49,747	14
Product inventories, net (2)	1,660,765	1,460,680	200,085	14
Prepaid expenses and other current assets	59,197	48,177	11,020	23
Total current assets	2,344,200	2,077,577	266,623	13

Property and equipment, net	273,008	251,011	21,997	9
Goodwill	706,996	699,250	7,746	1
Other intangible assets, net	281,880	288,770	(6,890)	(2)
Equity interest investments	1,529	1,511	18	1
Operating lease assets	335,162	315,097	20,065	6
Other assets	56,531	79,233	(22,702)	(29)
Total assets	$3,999,306	$3,712,449	$286,857	8%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,001,129	$890,167	$110,962	12
Accrued expenses and other current liabilities	129,431	109,893	19,538	18
Short-term borrowings and current portion of long-term debt	13,820	57,059	(43,239)	(76)
Current operating lease liabilities	108,086	100,697	7,389	7
Total current liabilities	1,252,466	1,157,816	94,650	8

Deferred income taxes	96,497	81,147	15,350	19
Long-term debt, net	1,233,899	968,031	265,868	27
Other long-term liabilities	47,667	45,473	2,194	5
Non-current operating lease liabilities	235,532	221,291	14,241	6
Total liabilities	2,866,061	2,473,758	392,303	16
Total stockholders’ equity	1,133,245	1,238,691	(105,446)	(9)
Total liabilities and stockholders’ equity	$3,999,306	$3,712,449	$286,857	8%

(1)
The allowance for doubtful accounts was $8.2 million at March 31, 2026 and $8.5 million at March 31, 2025.
(2)
The inventory reserve was $25.0 million at March 31, 2026 and $27.1 million at March 31, 2025.

POOL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2026	2025	Change
Operating activities
Net income	$53,229	$53,545	$(316)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,269	9,840	1,429
Amortization	2,278	2,147	131
Share-based compensation	5,472	6,055	(583)
Equity in loss (earnings) of unconsolidated investments, net	35	(54)	89
Other	2,221	1,377	844
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(212,987)	(180,546)	(32,441)
Product inventories	(209,700)	(168,410)	(41,290)
Prepaid expenses and other assets	13,828	19,051	(5,223)
Accounts payable	340,411	366,728	(26,317)
Accrued expenses and other liabilities	19,684	(82,509)	102,193
Net cash provided by operating activities	25,740	27,224	(1,484)

Investing activities
Purchases of property and equipment, net of sale proceeds	(8,592)	(13,295)	4,703
Other investments, net	830	(266)	1,096
Net cash used in investing activities	(7,762)	(13,561)	5,799

Financing activities
Proceeds from revolving line of credit	333,700	427,700	(94,000)
Payments on revolving line of credit	(412,000)	(454,600)	42,600
Payments on term loan under credit facility	—	(6,250)	6,250
Proceeds from asset-backed financing	173,400	207,300	(33,900)
Payments on asset-backed financing	(47,900)	(91,000)	43,100
Payments on term facility	—	(9,938)	9,938
Proceeds from short-term borrowings and current portion of long-term debt	1,342	1,816	(474)
Payments on short-term borrowings and current portion of long-term debt	(551)	(480)	(71)
Proceeds from stock issued under share-based compensation plans	3,698	6,383	(2,685)
Payments of cash dividends	(45,755)	(45,226)	(529)
Repurchases of common stock	(64,426)	(56,316)	(8,110)
Net cash used in financing activities	(58,492)	(20,611)	(37,881)
Effect of exchange rate changes on cash and cash equivalents	9	730	(721)
Change in cash and cash equivalents	(40,505)	(6,218)	(34,287)
Cash and cash equivalents at beginning of period	104,963	77,862	27,101
Cash and cash equivalents at end of period	$64,458	$71,644	$(7,186)

ADDENDUM

Base Business

When calculating our base business results, we exclude for a period of 15 months sales centers that are acquired, opened in new markets or closed. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statement data within this press release as our base business results for the quarter ended March 31, 2026 closely approximated our consolidated results. Excluded sales centers contributed less than 1% to the change in our reported net sales.

The table below summarizes the changes in our sales centers during the first quarter of 2026.

December 31, 2025	456
Acquired locations	-
New locations	-
Consolidated location	(1)
March 31, 2026	455

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, provision for income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

From time to time, we use Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2026	2025
Net income	$53,229	$53,545
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	12,499	11,208
Provision for income taxes	16,980	12,883
Share-based compensation	5,472	6,055
Equity in loss (earnings) of unconsolidated investments, net	35	(54)
Depreciation	11,269	9,840
Amortization (2)	2,003	1,962
Adjusted EBITDA	$101,487	$95,439

(1)
Shown net of gains on foreign currency transactions of ($133) and ($44) for the three months ended March 31, 2026 and March 31, 2025, respectively.
(2)
Excludes amortization of deferred financing costs of $275 and $185 for the three months ended March 31, 2026 and March 31, 2025, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended
	March 31,
	2026	2025
Diluted EPS	$1.45	$1.42
ASU 2016-09 tax benefit	(0.02)	(0.10)
Adjusted diluted EPS	$1.43	$1.32